Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Ed Markey
330-796-8801
ANALYST CONTACT:	Christina Zamarro
330-796-1042
FOR IMMEDIATE RELEASE

Goodyear Reports Third Quarter 2019 Results

•	U.S. consumer replacement shipments increased 3%; up 4% year to date

•	Asia Pacific volume up 5%, driven by China

•	Global commercial truck tire shipments continued to outpace industry

•	Price versus raw materials positive for the first time in three years

AKRON, Ohio, Oct. 25, 2019 – The Goodyear Tire & Rubber Company today reported results for the third quarter of 2019.

“In the Americas, we saw continued strength in our U.S. consumer replacement business and solid growth in Brazil, giving us positive momentum in these important markets as we head into the final months of the year,” said Richard J. Kramer, chairman, chief executive officer and president. “Our Asia Pacific business improved in the quarter as we benefitted from the launch of several new OE fitments in China, which helped mitigate the impact of lower auto production. This is a testament to the strength of our technology and our success winning fitments on the right platforms,” he added.

“Industry conditions were softer than we anticipated in Europe and we continued to see an adverse impact from lack of alignment in our distribution channels. In response, we expect to accelerate our plans to rationalize distribution in the region. These actions, which will begin early next year, should improve the focus on our brands and ensure that we capture the full benefits of the investments we are making to increase the supply of premium, high margin tires over the next few years,” said Kramer.

Goodyear’s third quarter 2019 sales were $3.8 billion, down 3% from a year ago, driven by unfavorable foreign currency translation and lower third-party chemical sales.

Tire unit volumes totaled 40.3 million, down 1% from 2018. Original equipment unit volume decreased 5%, driven by lower global vehicle production. Replacement tire shipments increased 1%.

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Goodyear’s third quarter 2019 net income was $88 million (38 cents per share), down from $351 million ($1.48 per share) a year ago. The decrease was driven by a $287 million net gain recorded during the third quarter of 2018 resulting from the company’s TireHub transaction. Third quarter 2019 adjusted net income was $105 million (45 cents per share), compared to $163 million (68 cents per share) in 2018. Per share amounts are diluted.

The company reported segment operating income of $294 million in 2019, down from $362 million a year ago. The decrease primarily reflects increased raw material costs, the impacts of lower volume, and the non-recurrence of a favorable indirect tax settlement in Brazil. These factors were partially offset by improved price/mix.

Year-to-Date Results

Goodyear’s net sales for the first nine months of 2019 were $11.0 billion, a 5% decrease from the 2018 period due to unfavorable foreign currency translation, lower volume and lower third-party chemical sales. These factors were partially offset by improved price/mix.

Tire unit volumes totaled 115.7 million, down 2% from 2018. Original equipment volume decreased 8%, primarily due to lower global vehicle production. Replacement tire shipments were effectively unchanged.

Goodyear’s net income for the first nine months of 2019 was $81 million (35 cents per share), down from $583 million ($2.42 per share) in the prior year’s period. The 2019 period included several significant items, most notably $128 million in rationalization charges, primarily related to the previously announced plan to modernize two tire manufacturing facilities in Germany. Goodyear’s net income for the comparable period in 2018 included a $273 million net gain resulting from the company’s TireHub transaction. Adjusted net income for the first nine months was $208 million (89 cents per share), compared to $434 million ($1.80 per share) in the prior year’s period. Per share amounts are diluted.

The company reported segment operating income of $703 million for the first nine months of 2019, down from $967 million a year ago. The decrease primarily reflects higher raw material costs, lower volume and reduced earnings from other tire-related businesses, partially offset by improved price/mix.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2019 and 2018 periods.

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Business Segment Results

Americas

	Third Quarter		Nine Months
(in millions)	2019	2018	2019	2018
Tire Units	17.9	17.8	51.7	51.8
Sales	$2,049	$2,107	$5,896	$6,054
Segment Operating Income	175	194	398	475
Segment Operating Margin	8.5%	9.2%	6.8%	7.8%

Americas’ third quarter 2019 sales of $2.0 billion were 3% lower than in the previous year, driven by lower third-party chemical sales. Tire unit volume rose 1%. Replacement tire shipments increased 3%, led by growth in the U.S. and Brazil. Original equipment unit volume declined 7%. The reduction was driven by our U.S. business, reflecting lower vehicle production, including the impact of a strike at a major OE customer, and strategic fitment choices.

Third quarter 2019 segment operating income of $175 million was down 10% compared to the prior year. The decline was more than explained by a favorable indirect tax settlement in Brazil in 2018.

Europe, Middle East and Africa

	Third Quarter		Nine Months
(in millions)	2019	2018	2019	2018
Tire Units	14.5	15.2	42.1	44.1
Sales	$1,205	$1,290	$3,567	$3,880
Segment Operating Income	66	111	164	289
Segment Operating Margin	5.5%	8.6%	4.6%	7.4%

Europe, Middle East and Africa’s third quarter 2019 sales decreased 7% from last year to $1.2 billion, primarily attributable to lower volume and unfavorable foreign currency translation, partially offset by improved price/mix. Tire unit volume decreased 6%. Replacement tire shipments fell 5%, reflecting decreased industry demand and distribution challenges. Original equipment unit volume decreased 9%, attributable to lower vehicle production and strategic fitment choices.

Third quarter 2019 segment operating income of $66 million was 41% lower than the prior year’s quarter, driven by higher conversion costs, including the impact of lower factory utilization, and lower volume.

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Asia Pacific

	Third Quarter		Nine Months
(in millions)	2019	2018	2019	2018
Tire Units	7.9	7.5	21.9	22.6
Sales	$548	$531	$1,569	$1,665
Segment Operating Income	53	57	141	203
Segment Operating Margin	9.7%	10.7%	9.0%	12.2%

Asia Pacific’s third quarter 2019 sales increased 3% to $548 million, primarily reflecting higher volume and improved price/mix, partially offset by unfavorable foreign currency translation. Tire unit volume increased 5%, driven by growth in China. Replacement tire shipments increased 7%. Original equipment unit volume rose 2%.

Third quarter 2019 segment operating income of $53 million was down 7% from last year, driven by higher conversion costs, reflecting lower factory utilization.

Common Stock Dividend

The company declared a quarterly dividend of 16 cents per share of common stock on Oct. 7, 2019, payable on Dec. 2, 2019 to shareholders of record on Nov. 1, 2019. The payout represents an annual rate of 64 cents per share.

Conference Call

Goodyear will hold an investor conference call at 9:30 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (800) 895-3361 or (785) 424-1062 before 9:30 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 839-5244 or (402) 220-2699. The replay will also remain available on the website.

Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 47 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2019	2018	2019	2018
NET SALES	$3,802	$3,928	$11,032	$11,599

Cost of Goods Sold	2,965	3,028	8,699	8,953
Selling, Administrative and General Expense	572	553	1,705	1,732
Rationalizations	21	5	128	40
Interest Expense	88	82	261	236
Other (Income) Expense	35	(253)	74	(171)

Income before Income Taxes	121	513	165	809
United States and Foreign Tax Expense	31	159	63	211

Net Income	90	354	102	598
Less: Minority Shareholders’ Net Income	2	3	21	15

Goodyear Net Income	$88	$351	$81	$583

Goodyear Net Income - Per Share of Common Stock

Basic	$0.38	$1.49	$0.35	$2.45

Weighted Average Shares Outstanding	233	236	233	238

Diluted	$0.38	$1.48	$0.35	$2.42

Weighted Average Shares Outstanding	234	238	234	241

Cash Dividends Declared Per Common Share	$0.16	$0.14	$0.48	$0.42

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
(In millions, except share data)	2019	2018
Assets:
Current Assets:
Cash and Cash Equivalents	$868	$801
Accounts Receivable, less Allowance - $114 ($113 in 2018)	2,748	2,030
Inventories:
Raw Materials	546	569
Work in Process	155	152
Finished Products	2,264	2,135

	2,965	2,856
Prepaid Expenses and Other Current Assets	280	238

Total Current Assets	6,861	5,925
Goodwill	550	569
Intangible Assets	134	136
Deferred Income Taxes	1,839	1,847
Other Assets	1,055	1,136
Operating Lease Right-of-Use Assets	828	—
Property, Plant and Equipment, less Accumulated Depreciation - $10,457 ($10,161 in 2018)	7,032	7,259

Total Assets	$18,299	$16,872

Liabilities:
Current Liabilities:
Accounts Payable - Trade	$2,651	$2,920
Compensation and Benefits	539	471
Other Current Liabilities	690	737
Notes Payable and Overdrafts	486	410
Operating Lease Liabilities due Within One Year	197	—
Long Term Debt and Finance Leases due Within One Year	610	243

Total Current Liabilities	5,173	4,781
Operating Lease Liabilities	642	—
Long Term Debt and Finance Leases	5,580	5,110
Compensation and Benefits	1,244	1,345
Deferred Income Taxes	91	95
Other Long Term Liabilities	534	471

Total Liabilities	13,264	11,802
Commitments and Contingent Liabilities
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 233 and 232 million in 2019 and 2018	233	232
Capital Surplus	2,132	2,111
Retained Earnings	6,543	6,597
Accumulated Other Comprehensive Loss	(4,073)	(4,076)

Goodyear Shareholders’ Equity	4,835	4,864
Minority Shareholders’ Equity – Nonredeemable	200	206

Total Shareholders’ Equity	5,035	5,070

Total Liabilities and Shareholders’ Equity	$18,299	$16,872

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended
	September 30,
(In millions)	2019	2018
Cash Flows from Operating Activities:
Net Income	$102	$598
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	584	589
Amortization and Write-Off of Debt Issuance Costs	12	11
Provision for Deferred Income Taxes	(33)	59
Net Pension Curtailments and Settlements	1	13
Net Rationalization Charges	128	40
Rationalization Payments	(46)	(151)
Net (Gains) Losses on Asset Sales	(5)	(1)
Gain on TireHub Transaction, Net of Transaction Costs	—	(273)
Operating Lease Expense	221	—
Operating Lease Payments	(201)	—
Pension Contributions and Direct Payments	(51)	(56)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(785)	(807)
Inventories	(166)	(254)
Accounts Payable - Trade	(110)	235
Compensation and Benefits	129	7
Other Current Liabilities	16	(119)
Other Assets and Liabilities	65	85

Total Cash Flows from Operating Activities	(139)	(24)
Cash Flows from Investing Activities:
Capital Expenditures	(561)	(615)
Asset Dispositions	2	2
Short Term Securities Acquired	(73)	(61)
Short Term Securities Redeemed	67	61
Notes Receivable	(7)	(50)
Other Transactions	(12)	(1)

Total Cash Flows from Investing Activities	(584)	(664)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	1,451	1,458
Short Term Debt and Overdrafts Paid	(1,357)	(1,267)
Long Term Debt Incurred	4,797	4,704
Long Term Debt Paid	(3,941)	(3,992)
Common Stock Issued	1	4
Common Stock Repurchased	—	(200)
Common Stock Dividends Paid	(111)	(100)
Transactions with Minority Interests in Subsidiaries	(26)	(27)
Debt Related Costs and Other Transactions	(25)	(3)

Total Cash Flows from Financing Activities	789	577
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(13)	(37)

Net Change in Cash, Cash Equivalents and Restricted Cash	53	(148)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	873	1,110

Cash, Cash Equivalents and Restricted Cash at End of the Period	$926	$962

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income is Goodyear Net Income and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income by Net Sales).

Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP financial measure, Total Segment Operating Income, to the most directly comparable U.S. GAAP financial measure, Goodyear Net Income, because management cannot reliably predict all of the necessary components of Goodyear Net Income without unreasonable effort. Goodyear Net Income includes several significant items that are not included in Total Segment Operating Income, such as rationalization charges, other (income) expense, pension curtailments and settlements, and income taxes. The decisions and events that typically lead to the recognition of these and other similar non-GAAP adjustments, such as a decision to exit part of the company’s business, acquisitions and dispositions, foreign currency exchange gains and losses, financing fees, actions taken to manage the company’s pension liabilities, and the recording or release of tax valuation allowances, are inherently unpredictable as to if or when they may occur. The inability to provide a reconciliation is due to that unpredictability and the related difficulty in assessing the potential financial impact of the non-GAAP adjustments. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to the company’s future financial results.

See the tables below for reconciliations of historical Total Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP financial measures.

Segment Operating Income and Margin Reconciliation Table

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2019	2018	2019	2018
Total Segment Operating Income	$294	$362	$703	$967
Rationalizations	21	5	128	40
Interest Expense	88	82	261	236
Other (Income) Expense	35	(253)	74	(171)
Asset Write-offs and Accelerated Depreciation	1	—	2	2
Corporate Incentive Compensation Plans	13	(1)	28	6
Retained Expenses of Divested Operations	1	2	7	7
Other	14	14	38	38

Income before Income Taxes	$121	$513	$165	$809
United States and Foreign Taxes	31	159	63	211
Less: Minority Shareholder’s Net Income	2	3	21	15

Goodyear Net Income	$88	$351	$81	$583

Sales	$3,802	$3,928	$11,032	$11,599
Return on Sales	2.3%	8.9%	0.7%	5.0%
Total Segment Operating Margin	7.7%	9.2%	6.4%	8.3%

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Adjusted Net Income and Adjusted Diluted Earnings per Share Reconciliation Tables

Third Quarter 2019	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$121	$31	$2	$88	234	$0.38
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	21	3		18		0.07
Beaumont, Texas Flood Effect	6	1		5		0.02
Indirect Tax Settlements and Discrete Tax Items	(1)	5		(6)		(0.02)

	26	9		17		0.07

As Adjusted	$147	$40	$2	$105	234	$0.45

Third Quarter 2018	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$513	$159	$3	$351	238	$1.48
Significant Items:
Indirect Tax Settlements and Discrete Tax Items	(22)	(36)		14		0.05
Pension Settlement	10	2		8		0.03
Rationalizations, Asset Write-Offs, and Accelerated Depreciation Charges	5	1		4		0.01
Legal Claims Related To Discontinued Operations	4	1		3		0.01
Hurricane Effect	2			2		0.01
Gain on TireHub Transaction, Net of Transaction Costs	(287)	(68)		(219)		(0.91)

	(288)	(100)		(188)		(0.80)

As Adjusted	$225	$59	$3	$163	238	$0.68

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First Nine Months 2019	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$165	$63	$21	$81	234	$0.35
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	130	21	1	108		0.45
Indirect Tax Settlements and Discrete Tax Items	(6)	(8)	(16)	18		0.08
Beaumont, Texas Flood Effect	6	1		5		0.02
Legal Claims Related to Discontinued Operations	5	1		4		0.02
Net Insurance Recovery from Hurricanes	(4)	(1)		(3)		(0.01)
Asset Sales	(5)			(5)		(0.02)

	126	14	(15)	127		0.54

As Adjusted	$291	$77	$6	$208	234	$0.89

First Nine Months 2018	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
As Reported	$809	$211	$15	$583	241	$2.42
Significant Items:
Rationalizations, Asset Write-Offs, and Accelerated Depreciation Charges	42	11		31		0.13
Hurricane Effect	12			12		0.05
Pension Settlement	13	3		10		0.04
Pension Standard Change	9	2		7		0.03
Brazil Transportation Strike	7	2		5		0.02
Legal Claims Related to Discontinued Operations	4	1		3		0.01
Insurance Recovery – Discontinued Products	(3)	(1)		(2)		(0.01)
Indirect Tax Settlements and Discrete Tax Items	(22)	(15)		(7)		(0.03)
Gain on TireHub Transaction, Net of Transaction Costs	(273)	(65)		(208)		(0.86)

	(211)	(62)		(149)		(0.62)

As Adjusted	$598	$149	$15	$434	241	$1.80

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